Exhibit 10.1

AGREEMENT BY AND BETWEEN
Patriot Bank, National Association
Stamford, Connecticut
and	AA-NE-2025-05
The Office of the Comptroller of the Currency

Patriot Bank, National Association, Stamford, Connecticut (“Bank”) and the Office of the Comptroller of the Currency (“OCC”) wish to assure the safety and soundness of the Bank and its compliance with laws and regulations.

The Comptroller of the Currency (“Comptroller”) has found unsafe or unsound practices, and violations of law, rule, or regulation, including those relating to strategic planning, capital planning, Bank Secrecy Act/Anti-Money Laundering (“BSA/AML”) risk management, payment activities oversight, credit administration, and concentrations risk management.

Therefore, the OCC, through the duly authorized representative of the Comptroller, and the Bank, through its duly elected and acting Board of Directors (“Board”), hereby agree that the Bank shall operate at all times in compliance with the following:

ARTICLE I

JURISDICTION

(1)     The Bank is an “insured depository institution” as that term is defined in 12 U.S.C. § 1813(c)(2).

(2)    The Bank is a national banking association within the meaning of 12 U.S.C. § 1813(q)(1)(A), and is chartered and examined by the OCC. See 12 U.S.C. § 1 et seq.

(3)    The OCC is the “appropriate Federal banking agency” as that term is defined in 12 U.S.C. § 1813(q).

ARTICLE II

COMPLIANCE COMMITTEE

(1)    By January 31, 2025, the Board shall appoint a Compliance Committee of at least three (3) members of which a majority shall be directors who are not employees or officers of the Bank or any of its subsidiaries or affiliates. The Board shall submit in writing to the Assistant Deputy Comptroller the names of the members of the Compliance Committee within ten (10) days of their appointment. In the event of a change of the membership, the Board shall submit in writing to the Assistant Deputy Comptroller within ten (10) days the name of any new or resigning committee member. The Compliance Committee shall monitor and oversee the Bank’s compliance with the provisions of this Agreement. The Compliance Committee shall meet at least quarterly and maintain minutes of its meetings.

(2)    Within thirty (30) days of the date of this Agreement, and thereafter within thirty (30) days after the end of each quarter, the Compliance Committee shall submit to the Board a written progress report setting forth in detail:

(a)	a description of the corrective actions needed to achieve compliance with each Article of this Agreement;

(b)	the specific corrective actions undertaken to comply with each Article of this Agreement; and

(c)	the results and status of the corrective actions.

(3)    Upon receiving each written progress report, the Board shall forward a copy of the report, with any additional comments by the Board, to the Assistant Deputy Comptroller within fifteen (15) days of the first Board meeting following the Board’s receipt of such report.

ARTICLE III

STRATEGIC PLAN

(1)    Within forty-five (45) days of the date of this Agreement, the Board shall submit to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection an acceptable written strategic plan for the Bank, covering at least a three-year period (“Strategic Plan”). The Strategic Plan shall establish objectives for the Bank’s overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital and liquidity adequacy, product line development, and market segments that the Bank intends to promote or develop, together with strategies to achieve those objectives, and shall include, at a minimum:

(a)	a mission statement that forms the framework for the establishment of strategic goals and objectives;

(b)	the strategic goals and objectives to be accomplished, including key financial indicators, risk tolerances, and realistic strategies to improve the overall condition of the Bank;

(c)	a risk profile that evaluates credit, interest rate, liquidity, price, operational, compliance, strategic, and reputation risks in relationship to capital;

(d)	an assessment of the Bank’s strengths, weaknesses, opportunities and threats that impact its strategic goals and objectives;

(e)

an evaluation of the Bank’s internal operations, staffing requirements, board and management information systems, policies, and procedures for their adequacy and contribution to the accomplishment of the strategic goals and objectives developed under paragraph (1)(b) of this Article;

(f)	a realistic and comprehensive budget that corresponds to the Strategic Plan’s goals and objectives;

(g)	an action plan to improve and sustain the Bank’s earnings and accomplish identified strategic goals and objectives;

(h)	a financial forecast to include projections for significant balance sheet and income statement accounts and desired financial ratios over the period covered by the Strategic Plan;

(i)	a detailed description and assessment of major capital expenditures required to achieve the goals and objectives of the Strategic Plan;

(j)	an identification and prioritization of initiatives and opportunities, including timeframes that comply with the requirements of this Agreement;

(k)	a description of the Bank’s target market(s), competitive factors in its identified target market(s), and controls systems to mitigate risks in the Bank’s target market(s);

(l)

an identification and assessment of the present and planned product lines (assets and liabilities) and the identification of appropriate risk management systems to identify, measure, monitor, and control risks within the product lines;

(m)	concentration limits commensurate with the Bank’s strategic goals and objectives and risk profile;

(n)	assigned roles, responsibilities, and accountability for the strategic planning process; and

(o)	a description of systems and metrics designed to monitor the Bank’s progress in meeting the Strategic Plan’s goals and objectives.

(2)    If the Strategic Plan under paragraph (1) of this Article includes a proposed sale or merger of the Bank, including a transaction pursuant to 12 U.S.C. § 215a-3, the Strategic Plan shall, at a minimum, address the steps that shall be taken and the associated timeline to effect the implementation of that alternative.

(3)    Within thirty (30) days following the Board’s receipt of the Assistant Deputy Comptroller’s written determination of no supervisory objection to the Strategic Plan or to any subsequent update or amendment to the Strategic Plan, the Board shall adopt and Bank management, subject to Board review and ongoing monitoring, shall immediately implement and thereafter ensure adherence to the Strategic Plan. The Board shall review the effectiveness of the Strategic Plan and update the Strategic Plan to cover the next three-year period at least annually, and more frequently if necessary or if required by the OCC in writing. The Board shall amend the Strategic Plan as needed or directed by the OCC. Any update or amendment to the Strategic Plan must be submitted to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection.

(4)    Until the Strategic Plan required under this Article has been submitted by the Bank for the Assistant Deputy Comptroller’s review, has received a written determination of no supervisory objection from the Assistant Deputy Comptroller, and has been adopted by the Board, the Bank shall not significantly deviate from the products, services, asset composition and size, funding sources, structure, operations, policies, procedures, and markets of the Bank that existed immediately before the effective date of this Agreement without first obtaining the Assistant Deputy Comptroller’s prior written determination of no supervisory objection to such significant deviation, except that the Bank may, within ninety (90) days of the date of this Agreement, accept a capital infusion from Patriot National Bancorp, Inc.

(5)    The Bank may not initiate any action that significantly deviates from a Strategic Plan (that has received written determination of no supervisory objection from the Assistant Deputy Comptroller and has been adopted by the Board) without a prior written determination of no supervisory objection from the Assistant Deputy Comptroller.

(6)    Any request by the Bank for prior written determination of no supervisory objection to a significant deviation described in paragraphs (4) or (5) of this Article shall be submitted in writing to the Assistant Deputy Comptroller at least thirty (30) days in advance of the proposed significant deviation. Such written request by the Bank shall include an assessment of the effects of such proposed change on the Bank’s condition and risk profile, including a profitability analysis and an evaluation of the adequacy of the Bank’s organizational structure, staffing, management information systems, internal controls, and written policies and procedures to identify, measure, monitor, and control the risks associated with the proposed change.

(7)    For the purposes of this Article, changes that may constitute a significant deviation include, but are not limited to, a change in the Bank’s markets, marketing strategies, products and services, marketing partners, underwriting practices and standards, credit administration, account management, collection strategies or operations, fee structure or pricing relative to market prices, accounting processes and practices, asset composition and size, or funding strategy, any of which, alone or in the aggregate, may have a material effect on the Bank’s operations or financial performance; or any other changes in personnel, or operations that may have a material effect on the Bank’s operations or financial performance.

(8)    Within thirty (30) days after the end of each quarter, a written evaluation of the Bank’s performance against the Strategic Plan shall be prepared by Bank management and submitted to the Board. Within thirty (30) days after submission of the evaluation, the Board shall review the evaluation and determine the corrective actions the Board will require Bank management to take to address any identified shortcomings. The Board’s review of the evaluation and discussion of any required corrective actions to address any identified shortcomings shall be documented in the Board’s meeting minutes. Within ten (10) days following completion of the Board’s review, the Board shall submit to the Assistant Deputy Comptroller a copy of the evaluation as well as a detailed description of the corrective actions the Board will require the Bank to take to address any identified shortcomings.

ARTICLE IV

CAPITAL PLAN AND HIGHER MINIMUMS

(1)    The Bank shall achieve by February 28, 2025, and thereafter maintain the following minimum capital ratios as defined in 12 C.F.R. § 3.10(b) and as calculated in accordance with 12 C.F.R. Part 31:

(a)	a common equity tier 1 capital ratio at least equal to ten percent (10.0%);

(b)	a tier 1 capital ratio at least equal to ten percent (10.0%);

(c)	a total capital ratio at least equal to eleven and one-half percent (11.5%); and

(d)	a leverage ratio at least equal to nine percent (9.0%);

1 For purposes of the capital conservation buffer set forth at 12 C.F.R. § 3.11, the Bank’s minimum total capital ratio, minimum tier 1 capital ratio, and minimum common equity tier 1 capital ratio requirements are deemed to be those that are set forth in 12 C.F.R. § 3.10.

(2)    Notwithstanding any election to use the community bank leverage ratio (“CBLR”) framework under 12 C.F.R. § 3.12, the Bank is subject to the minimum capital levels prescribed in paragraph (1) of this Article pursuant to the OCC’s authority to impose affirmative corrective actions pursuant to 12 U.S.C. § 1818(b)(6). If the Bank elects to use the CBLR framework, it must demonstrate compliance with the minimum capital levels prescribed in paragraph (1) of this Article by completing Schedule RC-R to the Consolidated Reports of Condition and Income in accordance with the instructions for Banks that have not made the CBLR framework election in addition to Schedule RC-R, CBLR.

(3)    The requirement in this Agreement to meet and maintain a specific capital level for any capital measure means that the Bank may not be deemed to be “well capitalized” for purposes of 12 U.S.C. § 1831o and 12 C.F.R. Part 6, pursuant to 12 C.F.R. § 6.4.2

(4)    Within forty-five (45) days of the date of this Agreement, the Board shall adopt an effective internal capital planning process to assess the Bank’s capital adequacy in relation to its overall risks and to ensure maintenance of appropriate capital levels. Thereafter, management shall implement, and the Board shall verify, no less than annually, adherence to the capital planning process. The capital planning process shall be consistent with safe and sound practices and ensure the integrity, objectivity, and consistency of the process through adequate governance. Refer to the “Capital and Dividends” booklet of the Comptroller’s Handbook. The Board shall document the initial capital planning process and thereafter review and document the capital planning process at least annually or more frequently, if appropriate, or required by the Assistant Deputy Comptroller in writing.

2 The Bank may not solicit, accept, renew, or roll over any brokered deposit (as defined in 12 C.F.R. § 337.6(a)(2)) except in compliance with the applicable restrictions of 12 U.S.C. § 1831f and 12 C.F.R. § 337.6.

(5)    Within forty-five (45) days of the date of this Agreement, the Board shall submit to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection an acceptable revised written capital plan for the Bank, consistent with the Strategic Plan required by Article III covering at least a three-year period (“Capital Plan”). Refer to the “Capital and Dividends” booklet of the Comptroller’s Handbook.

(6)    Except as provided in paragraph (7) of this Article, the Bank’s Capital Plan shall, at a minimum:

(a)	include specific plans for the achievement and maintenance of adequate capital, which shall in no event be less than the requirements of paragraph (1) of this Article;

(b)	establish internal minimum capital ratios appropriate for the Bank’s material risks and strategic direction;

(c)	identify and evaluate all material risks, considering both quantitative and qualitative factors, as applicable;

(d)	determine the Bank’s capital needs in relation to material risks and strategic direction;

(e)	provide for consideration of the results of capital stress tests;

(f)	identify and establish a strategy to maintain capital and strengthen capital if necessary and establish a contingency or back-up capital plan commensurate with the Bank’s overall risk and complexity;

(g)	include detailed quarterly financial projections which shall be consistent with the Strategic Plan required by Article III; and

(h)	include specific plans detailing how the Bank will comply with restrictions or requirements set forth in this Agreement that will have an impact on the Bank’s capital.

(7)    If the Bank’s Capital Plan outlines a sale or merger of the Bank, including a transaction pursuant to 12 U.S.C. § 215a-3, the Capital Plan shall, at a minimum, address the steps and the associated timeline to ensure that within ninety (90) days after the receipt of the Assistant Deputy Comptroller’s written determination of no supervisory objection to the Capital Plan, a definitive agreement for the sale or merger is executed.

(8)    The Bank may declare or pay a dividend or make a capital distribution only:

(a)

when the Bank is in compliance with its Board-approved Capital Plan and would remain in compliance with such Capital Plan immediately following the declaration or payment of any dividend or capital distribution;

(b)	when the dividend or capital distribution would comply with 12 U.S.C. §§ 56, 60 and 1831o(d)(1) and 12 C.F.R. § 3.11(a)(4); and

(c)	following the Assistant Deputy Comptroller’s prior written determination of no supervisory objection to the dividend or capital distribution.

(9)    Within thirty (30) days following receipt of the Assistant Deputy Comptroller’s written determination of no supervisory objection to the Bank’s Capital Plan or to any subsequent amendment to the Capital Plan, the Board shall adopt and Bank management, subject to Board review and ongoing monitoring, shall immediately implement and thereafter ensure adherence to the Capital Plan. The Board shall review the effectiveness of the Capital Plan at least annually, no later than January 31 each year, and more frequently if necessary or if required by the OCC in writing, and amend the Capital Plan as needed or directed by the OCC. Any amendment to the Capital Plan must be submitted to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection.

(10)    At least monthly, the Board shall review financial reports and earnings analyses that evaluate the Bank’s performance against the goals and objectives established in the Capital Plan, as well as the Bank’s written explanation of significant differences between the actual and projected balance sheet, income statement, and expense accounts, including a description of any extraordinary and/or nonrecurring items. This review shall include a description of the actions the Board and management will take to address any deficiencies. At least quarterly, management shall prepare, and the Board shall review, a written evaluation of the Bank’s performance against the Capital Plan, which shall include a description of the actions the Board and management will take to address any deficiencies. The Board’s monthly reviews and quarterly written evaluations shall be documented in the Board meeting minutes. The Board shall forward a copy of these monthly reviews and quarterly written evaluations and Board meeting minutes to the Assistant Deputy Comptroller within ten (10) days of completion of its monthly reviews and quarterly written evaluations, respectively.

ARTICLE V

RISK GOVERNANCE

(1)    Within sixty (60) days of the date of this Agreement, the Bank shall submit to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection an acceptable written risk management framework guiding the implementation of new, expanded, or modified products and services (“New Products and Services Program”). Refer to the “Corporate and Risk Governance” booklet of the Comptroller’s Handbook. The New Products and Services Program shall include, at a minimum:

(a)	policies and procedures establishing roles and responsibilities;

(b)	enterprise-wide standards for due diligence and documentation requirements;

(c)

a risk assessment process that considers all potential risks and their impact on the Bank’s overall risk profile, identifies appropriate controls to mitigate and reduce risks, and establishes growth projections and risk limits;

(d)

a process to ensure all relevant functional areas, including audit, compliance, accounting, information technology, and asset liability management are consulted to identify risks, concerns, and necessary controls; and

(e)

a process to ensure the risk management framework is appropriately implemented for all new and recently adopted products and services, including mortgage banking and retail non-deposit investment products.

(2)    Within sixty (60) days following receipt of the Assistant Deputy Comptroller’s written determination of no supervisory objection to the New Products and Services Program or to any subsequent amendment to the New Products and Services Program, the Board shall adopt and Bank management, subject to Board review and ongoing monitoring, shall immediately implement and thereafter ensure adherence to the New Products and Services Program. The Board shall review the effectiveness of the New Products and Services Program at least annually, and more frequently if necessary or if required by the OCC in writing, and amend the New Products and Services Program as needed or as directed by the OCC. Any amendment to the New Products and Services Program must be submitted to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection.

(3)    Within thirty (30) days of the date of this Agreement, the Bank shall submit to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection an acceptable written model risk management framework guiding the implementation and use of third-party models (“Model Risk Management Program”). Refer to the “Model Risk Management” booklet of the Comptroller’s Handbook. The Model Risk Management Program shall include, at a minimum:

(a)	policies and procedures establishing roles and responsibilities;

(b)	enterprise-wide standards for model due diligence, documentation of model workflow and limitations, support for key assumptions, and independent validation requirements based on model risk; and

(c)	a centralized inventory of all models used by the business lines.

(4)    Within thirty (30) days following receipt of the Assistant Deputy Comptroller’s written determination of no supervisory objection to the Model Risk Management Program or to any subsequent amendment to the Model Risk Management Program, the Board shall adopt and Bank management, subject to Board review and ongoing monitoring, shall immediately implement and thereafter ensure adherence to the Model Risk Management Program. The Board shall review the effectiveness of the Model Risk Management Program at least annually, and more frequently if necessary or if required by the OCC in writing, and amend the Model Risk Management Program as needed or as directed by the OCC. Any amendment to the Model Risk Management Program must be submitted to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection.

ARTICLE VI

BSA/AML ACTION PLAN

(1)    Within thirty (30) days of the date of this Agreement, the Bank shall submit to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection an acceptable written plan detailing the remedial actions necessary to achieve and sustain compliance with the Bank Secrecy Act (“BSA”), as amended (31 U.S.C. § 5311 et seq.), and the regulations promulgated thereunder, and that incorporates the substantive requirements of Articles VII through XII of this Agreement (“BSA/AML Action Plan”).

(2)    The BSA/AML Action Plan shall include at a minimum:

(a)	a description of the corrective actions needed to achieve compliance with Articles VII through XII of this Agreement;

(b)	reasonable and well-supported timelines for completing the corrective actions required by of Articles VII through XII of this Agreement; and

(c)	the person(s) responsible for completing the corrective actions required by Articles VII through XII of this Agreement.

(3)    Within thirty (30) days following receipt of the Assistant Deputy Comptroller’s written determination of no supervisory objection to the BSA/AML Action Plan or to any subsequent amendment to the BSA/AML Action Plan, the Board shall adopt and Bank management, subject to Board review and ongoing monitoring, shall immediately implement and thereafter ensure adherence to the BSA/AML Action Plan. The Board shall review the effectiveness of the BSA/AML Action Plan at least annually, and more frequently if necessary or if required by the OCC in writing, and amend the BSA/AML Action Plan as needed or directed by the OCC.

(4)    In the event the Assistant Deputy Comptroller requires changes to the BSA/AML Action Plan, the Bank shall promptly incorporate the required changes into the BSA/AML Action Plan and submit the revised BSA/AML Action Plan to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection.

(5)    The Bank shall not take any action that will cause a significant deviation from, or material change to, the BSA/AML Action Plan that has received a written determination of no supervisory objection from the Assistant Deputy Comptroller without a prior written determination of no supervisory objection from the Assistant Deputy Comptroller.

(6)    Where the Bank considers modifications to the BSA/AML Action Plan appropriate, the Bank shall submit a revised BSA/AML Action Plan containing the proposed modifications to the Assistant Deputy Comptroller for prior written determination of no supervisory objection. Upon receipt of a written determination of no supervisory objection from the Assistant Deputy Comptroller, the Board shall timely adopt the revised BSA/AML Action Plan and verify that Bank management has timely implemented all corrective actions required by this Agreement. Bank management, subject to Board review and ongoing monitoring, shall thereafter ensure adherence to the revised BSA/AML Action Plan, including the timelines set forth within the revised Action Plan.

(7)    By January 31, 2025, and thereafter within thirty (30) days after the end of each quarter, the Bank shall prepare, and shall submit to the Board, a written BSA/AML Action Plan progress report setting forth in detail:

(a)	the specific corrective actions undertaken to comply with each Article of this Agreement;

(b)	the results and status of the corrective actions; and

(c)

a description of the outstanding corrective actions needed to achieve compliance with each Article of this Agreement and the party or parties responsible for the completion of outstanding corrective actions.

(8)    The Board shall forward a copy of the report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of the first Board meeting following the Board’s receipt of such report.

ARTICLE VII

CUSTOMER IDENTIFICATION PROGRAM

(1)    Within forty-five (45) days of the date of this Agreement, or as otherwise specified in the BSA/AML Action Plan which has received the Assistant Deputy Comptroller’s written determination of no supervisory objection, the Bank shall submit to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection an acceptable written customer identification program (“CIP”) to ensure appropriate collection and analysis of customer information for reloadable prepaid card accounts. The CIP shall also ensure the Bank operates in accordance with applicable law and regulations, including regulations addressing CIP requirements under 31 C.F.R. § 1020.220, and be consistent with the Bank’s BSA/AML risk assessment.

(2)    The Bank’s CIP shall include, at a minimum:

(a)

procedures to ensure the Bank gathers appropriate customer information for the opening of new reloadable prepaid accounts that ensure that the required customer identification information is maintained in compliance with 31 C.F.R. § 1020.220(a)(3);

(b)

a policy that contains a clear statement of management’s and staff’s responsibilities, including procedures, authority, and responsibility for transaction testing of reloadable prepaid card CIP records;

(c)	a policy that ensures staff responsible for gathering CIP information for reloadable prepaid cards have sufficient authority and skills to perform their assigned responsibilities; and

(d)	procedures for identifying and timely remediating instances where required CIP information for reloadable prepaid cards is missing or incomplete.

(3)    Within thirty (30) days following receipt of the Assistant Deputy Comptroller’s written determination of no supervisory objection to the Bank’s CIP for reloadable prepaid cards or to any subsequent amendment to the Bank’s CIP for reloadable prepaid cards, the Board shall adopt and Bank management, subject to Board review and ongoing monitoring, shall immediately implement and thereafter ensure adherence to the Bank’s CIP for reloadable prepaid cards. The Board shall review the effectiveness of the Bank’s CIP for reloadable prepaid cards at least annually, and more frequently if necessary or if required by the OCC in writing, and amend the Bank’s CIP for reloadable prepaid cards as needed or directed by the OCC. Any amendment to the Bank’s CIP for reloadable prepaid cards must be submitted to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection.

ARTICLE VIII

PROGRAM MANAGER DUE DILIGENCE AND MONITORING

(1)    Within forty-five (45) days of the date of this Agreement, or as otherwise specified in the BSA/AML Action Plan which has received the Assistant Deputy Comptroller’s written determination of no supervisory objection, the Bank shall submit to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection an acceptable written plan designed to ensure the BSA/AML risks associated with providing prepaid card products through third-party program managers are identified, managed, and controlled and are consistent with safe and sound risk management practices (“Program Manager Due Diligence and Monitoring Plan”). The Program Manager Due Diligence and Monitoring Plan shall include procedures, at a minimum, to ensure that:

(a)	the program manager has registered with FinCEN, if applicable, and has complied with all state and local licensing requirements;

(b)	risk assessments for all proposed program managers and periodic risk assessments for existing program managers are performed to determine whether further due diligence is necessary;

(c)

ongoing monitoring and testing of program managers is formally documented and sufficiently comprehensive to ensure appropriate review of new and existing cardholder accounts, BSA and fraud alerts, sanctions, and other relevant areas;

(d)	the BSA Department has adequate staffing, in number and expertise, to complete monthly, quarterly, and annual ongoing monitoring reviews in a timely manner and in accordance with Bank policy;

(e)

Bank management obtains from program managers, and reports to the Board as applicable, granular metrics related to prepaid card activities sufficient to inform the Board of inherent BSA/AML risks, including, at a minimum, alert closures, cases, new cardholder accounts, and sanctions activities;

(f)	the Bank performs appropriate risk-based due diligence for program managers, to include at a minimum:

(i)	periodic risk-based on-site visits;

(ii)

a review, at least annually, but more frequently if appropriate, of the program manager’s BSA/AML program and a copy of its most recent independent BSA/AML audit report demonstrating that the audit performed transactional testing; and

(iii)

a review and assessment, at least annually, but more frequently if appropriate, of how the program manager’s operating accounts are segregated to avoid commingling of lines of business and high-risk activities and to allow transparency to properly monitor accounts; and

(g)

the Bank has policies and procedures that trigger the review and written determination of whether to close any program manager account exhibiting certain levels of concern or risk for money laundering or terrorist financing, e.g., too many SARs, lack of transparency, or failure to provide requested information.

(2)    Within thirty (30) days following receipt of the Assistant Deputy Comptroller’s written determination of no supervisory objection to the Program Manager Due Diligence and Monitoring Plan or to any subsequent amendment to the Program Manager Due Diligence and Monitoring Plan, the Board shall adopt and Bank management, subject to Board review and ongoing monitoring, shall immediately implement and thereafter ensure adherence to the Program Manager Due Diligence and Monitoring Plan. The Board shall review the effectiveness of the Program Manager Due Diligence and Monitoring Plan at least annually, and more frequently if necessary or if required by the OCC in writing, and amend the Program Manager Due Diligence and Monitoring Plan as needed or directed by the OCC. Any amendment to the Program Manager Due Diligence and Monitoring Plan must be submitted to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection.

ARTICLE IX

SUSPICIOUS ACTIVITY IDENTIFICATION, EVALUATION, AND REPORTING

(1)    Within forty-five (45) days of the date of this Agreement, or as otherwise specified in the BSA/AML Action Plan which has received the Assistant Deputy Comptroller’s written determination of no supervisory objection, the Bank shall submit to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection an acceptable written suspicious activity monitoring and reporting program to ensure the timely and appropriate identification, review, and disposition of unusual activity, and the filing of SARs consistent with 12 C.F.R. § 21.11 (“Suspicious Activity Review Program”).

(2)    The Bank’s Suspicious Activity Review Program shall include, at a minimum:

(a)

procedures for identifying, evaluating, and reporting suspicious activity, known or suspected violations of Federal law, violations of the BSA, terrorist financing and other illicit financial activity, suspicious transactions related to potential money laundering activity, and suspicious activity related to potential fraud, including suspicious activity relating to the opening of new accounts, the monitoring of current accounts, and transactions through the Bank;

(b)	procedures to ensure adherence to ongoing monitoring requirements for prepaid cards fraud related activities and ensure timely review, investigation, and SAR filings, as applicable;

(c)	requirements for BSA Department staff to consider appropriate customer due diligence (“CDD”) information when reviewing fraud alerts and investigations of prepaid access activities;

(d)	procedures to ensure staff responsible for reviewing fraud alerts and investigations of prepaid access activities have sufficient authority and skills to perform their assigned responsibilities; and

(e)	procedures to ensure complete and accurate reporting to senior management and the Board regarding suspected fraud in the prepaid card business and any related SAR filings.

(3)    Within thirty (30) days following receipt of the Assistant Deputy Comptroller’s written determination of no supervisory objection to the Bank’s Suspicious Activity Review Program or to any subsequent amendment to the Bank’s Suspicious Activity Review Program, the Board shall adopt and Bank management, subject to Board review and ongoing monitoring, shall immediately implement and thereafter ensure adherence to the Bank’s Suspicious Activity Review Program. The Board shall review the effectiveness of the Bank’s Suspicious Activity Review Program at least annually, and more frequently if necessary or if required by the OCC in writing, and amend the Bank’s Suspicious Activity Review Program as needed or directed by the OCC. Any amendment to the Bank’s Suspicious Activity Review Program must be submitted to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection.

ARTICLE X

SUSPICIOUS ACTIVITY REVIEW LOOK-BACK

(1)    Within ninety (90) days of the date of this Agreement, or as otherwise specified in the BSA/AML Action Plan which has received the Assistant Deputy Comptroller’s written determination of no supervisory objection, the Bank shall conduct a review and provide a written report of the Bank’s fraud suspicious activity monitoring (“SAR Look-Back”).

(2)    The purpose of the SAR Look-Back is to determine whether SARs should be filed for any previously unreported suspicious activity related to potential fraud, including cases in which the program manager identified suspicious activity but failed to adequately support a decision not to file a SAR, and to review the quality and accuracy of previous SAR filings to determine whether corrections or amendments are necessary to ensure that the suspicious activity identified was accurately reported in accordance with 12 C.F.R. § 21.11.

(3)    The scope of the SAR Look-Back shall include a review of all fraud alerts generated by prepaid card program managers, over the twelve-month period from December 31, 2022, through December 31, 2023.

(4)    Within thirty (30) days of completion of the SAR Look-Back, the Bank shall provide the Board with a written report that addresses:

(a)	the analytical techniques, tools, methodologies, factors, and other considerations used in conducting the SAR Look-Back;

(b)	the process used for investigating customers, accounts, and transactions in connection with fraud alerts;

(c)	the number and types of customers, accounts, and transactions reviewed;

(d)	a list of the customers, accounts, and transactions that the Bank concluded require additional investigation;

(e)	a list of any SARs that the Bank determined should be filed for any previously unreported suspicious activity;

(f)	a list of existing SARs that the Bank determined should be corrected or amended; and

(g)	any other corrective actions taken.

(5)    When providing the written report to the Board, the Bank shall, at the same time, provide a copy of the written report of the findings and recommendations from the SAR Look-Back to the Assistant Deputy Comptroller. All supporting materials and work papers associated with the SAR Look-Back shall be made available to the OCC upon written request.

(6)    Based upon the results of the SAR Look-Back, the OCC, at its sole discretion, may expand the scope of the SAR Look-Back, either in terms of the subjects to be addressed, or the time period(s) to be covered, or both (“Supplemental SAR Look-Back”). The Supplemental SAR Look-Back shall be carried out in a manner consistent with other requirements of this Article.

ARTICLE XI

BSA/AML RISK ASSESSMENT

(1)    Within sixty (60) days of the date of this Agreement, or as otherwise specified in the BSA/AML Action Plan which has received the Assistant Deputy Comptroller’s written determination of no supervisory objection, the Bank shall develop a written institution-wide BSA/AML Risk Assessment. The BSA/AML Risk Assessment shall reflect a comprehensive analysis of the Bank’s money laundering, terrorist financing, and other illicit financial activity risks and provide strategies to control those risks and limit any identified vulnerabilities.

(2)    The BSA/AML Risk Assessment methodology shall include, at a minimum:

(a)	the identification of specific risk categories, including at a minimum:

(i)	products and services offered;

(ii)	customer type and entities served;

(iii)	transaction types; and

(iv)	countries or geographic locations of customers and transactions;

(b)	a detailed analysis of all pertinent data obtained regarding the specific risk categories, including at a minimum:

(i)	volumes, trends, and types of transactions and services by country or geographic location;

(ii)	numbers of customers that typically pose higher BSA/AML risk, both by type of risk and by geographic location; and

(iii)	an evaluation of all relevant information obtained through the Bank’s processes, including the Bank’s CIP and CDD processes;

(c)	an assessment of BSA/AML risk both separately within the Bank’s business lines and on a consolidated basis across all Bank activities and product lines;

(d)	an assessment of affiliate relationships and shared services to identify and analyze their impact on the Bank’s BSA/AML risk profile;

(e)

a provision requiring maintenance of appropriate documentation of data and information used to support the Bank’s BSA/AML Risk Assessment’s conclusions (with supporting documentation readily accessible for third-party review); and

(f)

an inventory of internal controls designed to address the risks identified through the BSA/AML Risk Assessment and an assessment of the adequacy of those controls that incorporates findings from regulatory examinations, second-line testing, and audit reviews.

(3)    The BSA/AML Risk Assessment shall be re-evaluated and/or refreshed by Bank management periodically, the timeframe for which shall not exceed twelve months, or whenever there is a significant change in BSA/AML risk within the Bank or the lines of businesses within the Bank.

(4)    The Board shall review and approve the BSA/AML Risk Assessment and any subsequent updates and document its review in the Board minutes.

(5)    The Bank shall conduct annual independent testing of the Bank’s BSA/AML Risk Assessment and methodology that concludes on the accuracy and completeness of the BSA/AML Risk Assessment and the reasonableness of the chosen methodology and approach. A written report of this review shall be submitted to the Assistant Deputy Comptroller within thirty (30) days of completion.

ARTICLE XII

BSA OFFICER, STAFFING, AND TRAINING

(1)    Within sixty (60) days of the date of this Agreement, or as otherwise specified in the BSA/AML Action Plan which has received the Assistant Deputy Comptroller’s written determination of no supervisory objection, the Board shall ensure the Bank maintains, at all times, a qualified BSA Officer vested with sufficient independence, authority, and resources to fulfill the duties and responsibilities of the position and ensure compliance with the requirements of the BSA and its implementing regulations. The BSA Officer shall provide timely and accurate periodic reporting to the Board and senior management about the status of the Bank’s BSA/AML program governing prepaid cards, including compliance with the BSA and this Agreement, including the BSA/AML Action Plan.

(2)    In the event that the Bank’s BSA Officer position is vacated, the Board shall promptly appoint a new BSA Officer. Prior to appointing a new BSA Officer, the Board shall submit to the Assistant Deputy Comptroller the following information for a prior written determination of no supervisory objection to appoint the individual as BSA Officer:

(a)

the information sought in the “Changes in Directors and Senior Executive Officers” and “Background Investigations” booklets of the Comptroller’s Licensing Manual, together with a legible fingerprint card for the proposed BSA Officer;

(b)	a written statement of the Board’s reasons for selecting the proposed BSA Officer; and

(c)	a written description of the proposed BSA Officer’s duties and responsibilities.

(3)    The Assistant Deputy Comptroller shall have the power to not provide a prior written determination of no supervisory objection to any proposed BSA Officer. However, a prior written determination of no supervisory objection to the proposed individual shall not constitute an approval or endorsement of the proposed individual. In addition, the requirement to submit information and the prior written no supervisory objection provisions of this paragraph are based on the authority of 12 U.S.C. § 1818(b)(6)(E) and do not require the Assistant Deputy Comptroller to complete the review and act on any such information within ninety (90) days.

(4)    The Board shall ensure the Bank has sufficient staff with appropriate skills and expertise needed to support the BSA Officer and the Bank’s BSA/AML program governing prepaid cards, and that such staff is vested with sufficient authority to fulfill their respective duties and responsibilities.

(5)    The Board shall ensure the BSA Officer develops and implements an appropriate BSA/AML training program for the Board, senior management, and BSA Department staff. The BSA/AML training program shall be tailored to each individual’s job-specific duties and responsibilities. Training for BSA Department staff shall specifically cover prepaid card activities and risks, and training for the Board and senior management must also include an overview of money laundering risks inherent in the prepaid card business and be sufficient to enable the Board to provide adequate oversight of the BSA/AML program governing prepaid cards.

ARTICLE XIII

PAYMENT ACTIVITIES OVERSIGHT

(1)    Within sixty (60) days of the date of this Agreement, the Bank shall submit to the Assistant Deputy Comptroller, for review and prior written determination of no supervisory objection, an acceptable written Payment Activities Oversight Program, to manage the various risks, including BSA/AML risks, involved in processing ACH and wire transfers. The Payment Activities Oversight Program shall be appropriately tailored to the Bank’s risk profile, operations, and lines of business that engage in ACH and wire transfers.

(2)    The Payment Activities Oversight Program shall include, at a minimum:

(a)

parameters, rules, or other factors selected for ACH and wire transfer monitoring that address all relevant considerations, including the risks presented by the originators, beneficiaries, and any counterparties to the transactions;

(b)	effective processes to identify and document ACH and wire activity that reflects higher than normal risk, or activity that is suspicious, unreasonable or abnormal;

(c)

appropriate reporting to the Board, including trends in ACH and wire volume over a defined period of time, transactions by client type, number of originators, return rates for the Bank as a whole, level of risk of originators, any high-risk originators, and any Nacha rules violations;

(d)

an appropriate enterprise risk management framework, including elevated monitoring of risks stemming from payments activities and the establishment of key performance indicators and key risk indicators for monitoring operational risks from ACH and wire transactions;

(e)

effective processes to ensure internal audit coverage of the prepaid card business is comprehensive and includes sufficient review and testing of risks and related controls, including but not limited to BSA/AML, compliance, and operations risk; and

(f)	sufficient management information and metrics to measure, manage, adjust and optimize the Payment Activities Oversight Program’s monitoring system.

(3)    Within thirty (30) days following receipt of the Assistant Deputy Comptroller’s written determination of no supervisory objection to the Payment Activities Oversight Program, or to any subsequent amendment to the Payment Activities Oversight Program, the Board shall adopt and Bank management, subject to Board review and ongoing monitoring, shall immediately implement and thereafter ensure adherence to the Payment Activities Oversight Program. The Board shall review the effectiveness of the Payment Activities Oversight Program at least annually, and more frequently if necessary or if required by the OCC in writing, and amend the Payment Activities Oversight Program as needed or directed by the OCC. Any amendment to the Payment Activities Oversight Program must be submitted to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection.

ARTICLE XIV

CREDIT ADMINISTRATION

(1)    Within thirty (30) days of the date of this Agreement, the Bank shall submit to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection an acceptable written credit administration program (“Credit Administration Program”) designed to ensure the Bank obtains and analyzes credit and collateral information sufficient to identify, monitor, and report the Bank’s credit risk, properly account for loans, and assign accurate risk ratings in a timely manner. The Credit Administration Program shall be consistent with safe and sound banking practices.

(2)    The Credit Administration Program shall, at a minimum, include:

(a)

standards for the development of effective problem loan reports, including, at a minimum, meaningful workout strategies, action plans and target dates, exit strategies, updated financial analysis of borrowers and guarantors, upgrade/downgrade triggers, and benchmarks and milestones;

(b)	oversight and control processes to ensure adherence to policy requirements for problem loan reports;

(c)

specific assignment of responsibility and accountability over the credit administration process to ensure the Credit Administration Program developed pursuant to this Article is effectively implemented;

(d)

the Bank must review the experience level of credit staff, on an annual basis, to ensure employees have the requisite knowledge to perform their duties, and must implement a plan to hire additional staff and/or provide periodic training where staffing or knowledge gaps exist, including with respect to staff in the Special Assets function;

(e)

guidance regarding the approach and methodology for risk-based reviews of commercial lending relationships to support or revise current risk ratings, which shall be conducted on at least an annual basis for lending relationships over $500,000, as well as minimum standards for completing financial, credit, and collateral analysis commensurate with the Bank’s commercial loan products; and

(f)

management information systems and reports that generate timely, relevant, and meaningful information for the Board and senior management to assess progress in meeting annual review objectives and targets established in the Bank’s loan policy, which shall, at a minimum, include:

(i)	annual review targets, completion progress, trends, and key performance statistics to determine if objectives are met; and

(ii)	a summary report with key critical information to be included as part of the standard Board package.

(3)    Within thirty (30) days following receipt of the Assistant Deputy Comptroller’s written determination of no supervisory objection to the Credit Administration Program or to any subsequent amendment to the Credit Administration Program, the Board shall adopt and Bank management, subject to Board review and ongoing monitoring, shall immediately implement and thereafter ensure adherence to the Credit Administration Program. The Board shall review the effectiveness of the Credit Administration Program at least annually, and more frequently if necessary or if required by the OCC in writing, and amend the Credit Administration Program as needed or directed by the OCC. Any amendment to the Credit Administration Program must be submitted to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection.

ARTICLE XV

CONCENTRATIONS OF CREDIT

(1)    Within sixty (60) days of the date of this Agreement, the Bank shall submit to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection an acceptable written Concentration Risk Management Program (“Concentration Program”). Refer to the “Concentrations of Credit” booklet of the Comptroller’s Handbook. For purposes of this Article, a concentration of credit is as defined in the “Concentrations of Credit” booklet of the Comptroller’s Handbook.

(2)    The Concentration Program shall include, at a minimum:

(a)	identification of the Bank’s known and potential concentrations of credit including, but not limited to, the Bank’s concentration in commercial real estate credits;

(b)

a written analysis of all concentrations of credit that identifies and assesses inherent credit, liquidity, and interest rate risks and considers the impact of concentration levels on overall growth plans, financial targets, portfolio stress tests, and capital plan objectives;

(c)

the establishment of safe and sound, formal limits and sub-limits for all concentrations of credit based on a percentage of Tier 1 capital plus the allowance for credit losses, stratified by loan type, industry, locality of the borrower and/or collateral, and other meaningful measures, that align with strategic plans and objectives;

(d)

standards for development and implementation of action plans, approved by the Board, to reduce concentrations to conform to the established limits set in subparagraph (c) of this Article, including strategies and procedures when concentrations approach or exceed Board-approved limits;

(e)

management information systems that ensure timely and accurate reporting of concentrations to management and the Board, including concentration reports that stratify the loan portfolio by type, industry, locality, and other meaningful measures; portfolio credit quality metrics and performance metrics; market analyses for the Bank’s significant loan portfolios, asset classes, and geographic markets; and procedures for monitoring concentration reports monthly based upon total committed amounts relative to Board-approved limits;

(f)

annual re-evaluation and approval of concentration limits by the Board, and a Board policy that requires detailed analysis and written support of any proposed changes demonstrating the credit or interest rate risk that will result from the change; and

(g)	a detailed contingency plan to reduce concentration risk in the event of adverse market conditions, including reasonable action plans.

(3)    Within thirty (30) days following receipt of the Assistant Deputy Comptroller’s written determination of no supervisory objection to the Concentration Program or to any subsequent amendment to the Concentration Program, the Board shall adopt and Bank management, subject to Board review and ongoing monitoring, shall immediately implement and thereafter ensure adherence to the Concentration Program. The Board shall review the effectiveness of the Concentration Program at least annually, and more frequently if necessary or if required by the OCC in writing, and amend the Concentration Program as needed or directed by the OCC. Any amendment to the Concentration Program must be submitted to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection.

ARTICLE XVI

LIQUIDITY RISK MANAGEMENT

(1)    Within forty-five (45) days of the date of this Agreement, the Board shall submit to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection an acceptable written Liquidity Risk Management Program (“Liquidity Program”) for the Bank. The Liquidity Program shall provide for the identification, measurement, monitoring, and control of the Bank’s liquidity risk exposure, and shall emphasize the importance of cash flow projections, diversified funding sources, a cushion of highly liquid assets, robust liquidity stress testing scenario analyses, and a formal, well-developed contingency funding plan as primary tools for measuring and managing liquidity risk. Refer to the “Interagency Policy Statement on Funding and Liquidity Risk Management,” dated March 22, 2010 (OCC Bulletin 2010-13); the “Addendum to the Interagency Policy Statement on Funding and Liquidity Risk Management: Importance of Contingency Funding Plans,” dated July 28, 2023 (OCC Bulletin 2023-25); and the “Liquidity” booklet of the Comptroller’s Handbook for guidance.

(2)    In addition to the general requirements set forth above, the Bank’s Liquidity Program shall, at a minimum:

(a)	assign accountability for development, execution and oversight of liquidity risk management, including oversight by both the Board and management;

(b)

identify appropriate risk limits to manage and control liquidity risk that are commensurate with the Bank’s complexity and business activities and that consider internal and external factors that could affect the Bank’s liquidity, including at a minimum:

(i)	minimum levels of liquid assets;

(ii)

minimum levels of committed and collateralized contingent funding sources to meet funding needs in both expected and adverse conditions, which are periodically tested to verify availability and operational capabilities;

(iii)	limits or triggers on the structure of short-term and long-term funding of the Bank’s asset base, under both normal and stressed conditions;

(iv)	limitations on funding concentrations and other strategies to ensure diversification of funding sources; and

(v)	limitations on contingent liabilities in aggregate and by individual category.

(c)	include a Contingency Funding Plan that incorporates, at a minimum:

(i)	the identification of plausible stress events relating to internal and external events or circumstances, including systemic or market events, that could lead to a Bank liquidity crisis;

(ii)	determinations of how each identified stress event will affect the Bank’s ability to obtain funding needs under different levels of severity;

(iii)	a quantitative projection and evaluation of expected funding needs and funding capacity based on realistic assessments of the behaviors of funding providers during stress events; and

(iv)	provisions for management processes, reporting, and internal and external communication throughout the stress event.

(3)    Within thirty (30) days following receipt of the Assistant Deputy Comptroller’s written determination of no supervisory objection to the Liquidity Program or to any subsequent amendment to the Liquidity Program, the Board shall adopt and Bank management, subject to Board review and ongoing monitoring, shall immediately implement and adhere to the Liquidity Program. The Board shall review the effectiveness of the Liquidity Program at least annually, and more frequently if necessary or if required by the OCC in writing, and amend the Liquidity Program as needed or directed by the OCC. Any amendment to the Liquidity Program must be submitted to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection.

ARTICLE XVII

GENERAL BOARD RESPONSIBILITIES

(1)    The Board shall ensure that the Bank has timely adopted and implemented all corrective actions required by this Agreement, and shall verify that the Bank adheres to the corrective actions and they are effective in addressing the Bank’s deficiencies that resulted in this Agreement.

(2)    In each instance in which this Agreement imposes responsibilities upon the Board, it is intended to mean that the Board shall:

(a)	authorize, direct, and adopt corrective actions on behalf of the Bank as may be necessary to perform the obligations and undertakings imposed on the Board by this Agreement;

(b)	ensure that the Bank has sufficient processes, management, personnel, control systems, and corporate and risk governance to implement and adhere to all provisions of this Agreement;

(c)	require that Bank management and personnel have sufficient training and authority to execute their duties and responsibilities pertaining to or resulting from this Agreement;

(d)	hold Bank management and personnel accountable for executing their duties and responsibilities pertaining to or resulting from this Agreement;

(e)	require appropriate, adequate, and timely reporting to the Board by Bank management of corrective actions directed by the Board to be taken under the terms of this Agreement; and

(f)	address any noncompliance with corrective actions in a timely and appropriate manner.

ARTICLE XVIII

OTHER PROVISIONS

(1)    As a result of this Agreement, pursuant to 12 C.F.R. § 5.51(c)(7)(ii), the Bank is in “troubled condition,” and is not an “eligible bank” for purposes of 12 C.F.R. § 5.3 or 12 C.F.R. § 24.2(e), unless otherwise informed in writing by the OCC.

(2)    This Agreement supersedes all prior OCC communications issued pursuant to 12 C.F.R. §§ 5.3, 5.51(c)(7)(ii), and 24.2(e)(4).

ARTICLE XIX

CLOSING

(1)    This Agreement is intended to be, and shall be construed to be, a “written agreement” within the meaning of 12 U.S.C. § 1818, and expressly does not form, and may not be construed to form, a contract binding on the United States, the OCC, or any officer, employee, or agent of the OCC. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the OCC may enforce any of the commitments or obligations herein undertaken by the Bank under its supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the OCC has any intention to enter into a contract. The Bank also expressly acknowledges that no officer, employee, or agent of the OCC has statutory or other authority to bind the United States, the U.S. Treasury Department, the OCC, or any other federal bank regulatory agency or entity, or any officer, employee, or agent of any of those entities to a contract affecting the OCC’s exercise of its supervisory responsibilities.

(2)    This Agreement is effective upon its issuance by the OCC, through the Comptroller’s duly authorized representative. Except as otherwise expressly provided herein, all references to “days” in this Agreement shall mean calendar days and the computation of any period of time imposed by this Agreement shall not include the date of the act or event that commences the period of time.

(3)    The provisions of this Agreement shall remain effective and enforceable except to the extent that, and until such time as, such provisions are amended, suspended, waived, or terminated in writing by the OCC, through the Comptroller’s duly authorized representative. If the Bank seeks an extension, amendment, suspension, waiver, or termination of any provision of this Agreement, the Board or a Board-designee shall submit a written request to the Assistant Deputy Comptroller asking for the desired relief. Any request submitted pursuant to this paragraph shall include a statement setting forth in detail the special circumstances that warrant the desired relief or prevent the Bank from complying with the relevant provision(s) of the Agreement, and shall be accompanied by relevant supporting documentation. The OCC’s decision concerning a request submitted pursuant to this paragraph, which will be communicated to the Board in writing, is final and not subject to further review.

(4)    The Bank will not be deemed to be in compliance with this Agreement until it has adopted, implemented, and adhered to all of the corrective actions set forth in each Article of this Agreement; the corrective actions are effective in addressing the Bank’s deficiencies; and the OCC has verified and validated the corrective actions. An assessment of the effectiveness of the corrective actions requires sufficient passage of time to demonstrate the sustained effectiveness of the corrective actions.

(5)    Each citation, issuance, or guidance referenced in this Agreement includes any subsequent citation, issuance, or guidance that replaces, supersedes, amends, or revises the referenced cited citation, issuance, or guidance.

(6)    No separate promise or inducement of any kind has been made by the OCC, or by its officers, employees, or agents, to cause or induce the Bank to enter into this Agreement.

(7)    All reports, plans, or programs submitted to the OCC pursuant to this Agreement shall be forwarded via email to the Assistant Deputy Comptroller.

(8)    The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements, or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller as his duly authorized representative, has hereunto set his signature on behalf of the Comptroller.

Daniel Kelly Assistant Deputy Comptroller New York Office

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of Patriot Bank, National Association, Stamford, Connecticut, have hereunto set their signatures on behalf of the Bank.

Michael Carrazza	Date

Edward Constantino	Date

Grace Doherty	Date

David Lowery	Date

Emile Van den Bol	Date

Michael Weinbaum	Date